Exhibit 99.1

For more information contact:

Megan Maupin

Navigant Corporate Communications

312.583.5703

Aaron Miles

Navigant Investor Relations

312.583.5820

NAVIGANT ACQUIRES MCKINNIS CONSULTING SERVICES TO EXPAND HEALTHCARE REVENUE CYCLE MANAGEMENT CAPABILITIES

Provides Perspective on 2015 Results and 2016 Financial Outlook

CHICAGO – JANUARY 4, 2016 – Navigant (NYSE: NCI) today announced it acquired McKinnis Consulting Services, a firm that provides revenue cycle assessment, strategy, and optimization assistance for healthcare providers.

The addition of more than 70 McKinnis consultants complements Navigant’s existing revenue cycle management (RCM) capabilities as the healthcare landscape continues to evolve. The acquisition further enhances Navigant’s position as a leading provider of end-to-end RCM services, including assessment, electronic health records (EHR) risk mitigation, and optimization services.

“McKinnis is a market leader in revenue cycle management services, and now in combination with the breadth and depth of Navigant’s healthcare team, will be able to provide clients with an even richer set of offerings to optimize their operations,” said Julie Howard, Chairman and Chief Executive Officer, Navigant.

Based in Chicago, McKinnis is a market leader and KLAS top-rated firm that delivers targeted strategies across all major EHR systems, assisting healthcare providers in achieving sustainable revenue cycle improvement through an integrated approach involving technology optimization and operational best practices. McKinnis’ clients range across a variety of provider types, including academic medical centers, multi-hospital health systems, physician groups, and community hospitals among others. McKinnis’ leadership team includes its three founders, James McHugh, Timothy Kinney, and John Morris, who will become part of the Navigant revenue cycle leadership team.

“The McKinnis transaction is purpose-driven to expand our RCM capabilities at a time when health system margins are under greater scrutiny. McKinnis’ operational and technical expertise, streamlined methodologies, and outcome-based processes are best in class,” said David Zito, Managing Director and Navigant healthcare segment leader. “The McKinnis professionals, which include the firm’s founders, further complement our ability to help clients navigate through the disruptions in the healthcare sector.”

“Recent legislation and market drivers have bolstered spending in the healthcare industry and increased demand for EHR optimization on the clinical side. Our EHR risk mitigation and optimization expertise, combined with Navigant’s clinical expertise, will create timely solutions for healthcare organizations. We are excited to join forces with Navigant to design innovative offerings that help our clients realize their goals,” said James McHugh, Managing Director, McKinnis.

Transaction Overview

Under the terms of the purchase agreement, Navigant paid approximately $49 million in cash and $3 million in Navigant common stock at closing, and may pay up to an additional $10 million to the sellers based on the acquired company’s achievement of certain post-closing performance targets.

Provides Perspective on 2015 Results and 2016 Financial Outlook

“The addition of McKinnis is another important step in the execution of our strategy to grow our premier healthcare business, both organically and with highly profitable investments,” said Howard. “With anticipated contributions from McKinnis in 2016, the Healthcare segment is expected to deliver significant year over year top line growth, the majority of which we expect to be organic.”

Howard further commented, “We anticipate that, on a total company basis, full year 2015 financial results will meet our prior estimates and as we look to 2016, we believe the demand environment for many of our practice areas throughout the firm will remain positive. We anticipate mostly organic RBR and adjusted EBITDA growth in 2016 in excess of historical trends, with higher adjusted EBITDA margins and adjusted earnings per share as compared to full year 2015. We look forward to discussing our 2015 results and 2016 financial outlook in more detail during our annual earnings call in February.”

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is an independent specialized, global professional services firm that combines deep industry knowledge with technical expertise to enable companies to defend, protect and create value. With a focus on industries and clients facing transformational change and significant regulatory and legal issues, the Firm serves clients primarily in the healthcare, energy and financial services sectors which represent highly complex market and regulatory environments. Professional service offerings include strategic, financial, operational, technology, risk management, compliance, investigative solutions, dispute resolutions services and business process management services. The Firm provides services to companies, legal counsel and governmental agencies. The business is organized in four reporting segments – Disputes, Investigations & Economics; Financial, Risk & Compliance; Healthcare; and Energy. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success of the Company’s organizational changes and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; impairment charges; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and market and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission ( SEC ), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

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